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                                                                  Exhibit 23(d)2

                                  June 4, 2001

Saxon Woods Advisors, LLC
2500 Westchester Avenue
Purchase, NY  10577

Ladies and Gentlemen:

                  The undersigned, Alpine Management & Research, LLC (the "Adviser"), a Delaware limited liability company, is the investment adviser to Alpine Equity Trust (the "Trust") an investment company organized as a series company, which offers Alpine [New] Fund (the "Fund"). Subject to the terms and conditions of this Agreement, the Adviser desires to employ your company, Saxon Woods Advisors, LLC (the "Sub-Adviser"), and the Sub-Adviser desires to be so employed, to act as investment sub-adviser to the Fund and to provide certain other services, as set forth below. Accordingly, this will confirm our agreement as follows:

                  1. Subject to the supervision of the Adviser, the Sub-Adviser shall, on a continuous basis, furnish reports, statistical and research services, and make investment decisions with respect to the investments of the Fund. Such investment decisions shall be in conformity with (a) the investment objective, policies and restrictions of the Fund set forth in the Fund's prospectus and statement of additional information relating to the Fund,
(b) any additional policies or guidelines established by the Adviser or by the Board of Trustees that have been furnished in writing to the Sub-Adviser, and
(c) the provisions of all applicable law, including without limitation all applicable provisions of the Investment Company Act of 1940 (the "1940 Act") and the Internal Revenue Code of 1986 (the "Code") applicable to "regulated investment companies" (as defined in Section 851 of the Code) and the rules and regulations thereunder. The Sub-Adviser shall use its best judgment in rendering these services to the Fund. The Fund agrees as an inducement to the Sub-Adviser undertaking such services that the Sub-Adviser shall not be liable for any mistake of judgment or in any other event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect the Sub-Adviser against any liability to the Fund or to the shareholders of the Fund (or the Trust) to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser's duties hereunder or by reason of the Sub-Adviser's reckless disregard of its obligations and duties hereunder.

                  2. The Sub-Adviser agrees that it will not make short sales of the Fund's shares of beneficial interest.

                  3. The Sub-Adviser agrees that in any case where an officer or director of the Sub-Adviser is also an officer or director of another corporation, and the purchase or sale of securities issued by such other corporation is under consideration, such officer or director shall abstain from participation in any decision made on behalf of the Fund to purchase or sell any securities issued by such other corporation.

                  4. The Sub-Adviser shall furnish the Adviser such reports concerning portfolio transactions and performance of the Fund at such times and in such form as may reasonably be requested by the Adviser or the Fund, and agrees to review the Fund and discuss the management of the Fund with representatives of the Adviser or the Board of Trustees at their reasonable request. The Sub-Adviser shall permit all books and records with respect to the Fund to be inspected and audited by the Adviser or the Fund at all reasonable times during regular business hours, upon reasonable notice. The Sub-Adviser shall provide to the Adviser and the Fund a copy of the Sub-Adviser's Form ADV as filed with the Securities and Exchange Commission and as amended from time to time and a list of the persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Fund. The Sub-Adviser shall also provide the Adviser and the Fund with such other information and reports as may reasonably be requested by the Adviser or the Fund from time to time, including without limitation all material as reasonably requested by the Board of Trustees pursuant to Section 15(c) of the 1940 Act.

                  5. The Adviser will provide (or cause the Trust's custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets in the Fund, cash requirements and cash


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available for investment in the Fund, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

                  6. The Adviser has furnished the Sub-Adviser a copy of the prospectus and statement of additional information of the Fund and agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to furnish the Sub-Adviser with (a) minutes of meetings of the Board of Trustees applicable to the Fund to the extent they may affect the duties of the Sub-Adviser, (b) copies of written policies adopted by the Adviser or the Board of Trustees relating to the operation of the Fund and in effect from time to time, (c) copies of any financial statements or reports made by the Fund to its shareholders, and (d) any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

                  7. Except for expenses specifically assumed or agreed to be paid by the Sub-Adviser pursuant to this Agreement or as otherwise agreed to in writing, the Sub-Adviser shall not be liable for any expenses of the Adviser or the Fund including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Fund, and (c) custodian fees and expenses. The Sub-Adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

                  8. Absent instructions from the Adviser to the contrary, the Sub-Adviser shall place all orders for the purchase and sale of securities for the Fund with brokers or dealers selected by the Sub-Adviser, which may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rule 17e-1 under the 1940 Act in all respects. To the extent consistent with applicable law, purchase or sell orders for the Fund may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Adviser. The Sub-Adviser shall use its best efforts to obtain execution of transactions for the Fund at prices which are advantageous to the Fund and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Adviser may select brokers or dealers on the basis that they provide brokerage, research or other such services or products to the Fund and/or other accounts serviced by the Sub-Adviser, subject to the brokerage placement policies of the Fund. To the extent consistent with applicable law, the Sub-Adviser may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer.

                  9. In consideration of the Sub-Adviser performing its obligations hereunder, the Adviser will pay to the Sub-Adviser a monthly advisory fee computed at the annual rate of [.50%] of the average daily net assets of the Fund.

                  10. The Adviser understands that the Sub-Adviser may act as investment adviser to other investment companies, and that the Sub-Adviser and its affiliates may act as investment advisers to individuals, partnerships, corporations, pension funds and other entities, and the Adviser confirms that it has no objection to the Sub-Adviser or its affiliates so acting.

                  11. This Agreement shall be in effect until March 26, 2003. This Agreement shall continue in effect from year to year thereafter with respect to the Fund, provided that such continuation is approved, at least annually, in the manner required by the Act. The Act requires that this Agreement and any renewal thereof be approved by a vote of a majority of Trustees of the Trust who are not parties thereto or interested persons (as defined in the Act) of any such party or of the Fund, cast in person at a meeting duly called for the purpose of voting on such approval, and by a vote of the Trustees of the Trust or a majority of the outstanding voting securities of the Fund. A vote of a majority of the outstanding voting securities of the Fund is defined in the Act to mean a vote of the lesser of (i) more than 50% of the outstanding voting securities of the Fund or (ii) 67% or more of the voting securities present at the meeting if more than 50% of the outstanding voting securities are present or represented by proxy.


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                  This Agreement may be terminated at any time, without payment of any penalty, on sixty (60) days' prior written notice by a vote of a majority of the Fund's outstanding voting securities, by a vote of a majority of the Trustees of the Trust, by the Adviser or the Sub-Adviser. This Agreement shall be automatically terminated in the event of its assignment (as such term is defined in the Act and the rules thereunder).

                  12. This Agreement is made by the Adviser pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Trust individually, but bind only the property of the Fund.



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                  If the foregoing is in accordance with your understanding, please so indicate by signing and returning to the undersigned the enclosed copy hereof.



                                         Very truly yours,

                                         ALPINE MANAGEMENT & RESEARCH, LLC

                                         By:  ______________________
                                              Name:
                                              Title:



ACCEPTED:

SAXON WOODS ADVISORS, LLC


By:  _______________________
      Name:
      Title:



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